Exhibit 99.1

Imperial well-positioned to weather market challenges

Calgary, Alberta – March 19, 2020 – Over its long history, Imperial has faced numerous periods of low global crude oil prices. In the current challenging market environment caused by the COVID-19 pandemic and commodity price decreases, the company continues to demonstrate its long-standing commitment to financial strength, capital and operating expense discipline and maximizing long-term shareholder value.

Imperial is currently in a low capital investment period; however, the company is currently reviewing spending plans in an effort to identify further efficiency opportunities.

“We are naturally at a lower spending period in the cycle, with the majority of our capital being focused on maintaining safe, reliable and productive operations,” said Brad Corson, chairman, president and chief executive officer of Imperial. “We will continue to closely monitor and have flexibility in our plans to respond to market conditions, and rigorously examine operating costs and capital investments to maximize long term shareholder value in whatever business environment we operate.”

Imperial is taking proactive and preventative measures to protect the health and safety of our workforce and do its part to limit the spread of the novel coronavirus in the community. The company is monitoring the situation closely and has implemented comprehensive plans across its operations.

“We remain focused on maintaining safe and reliable operations and on the health and wellbeing of our employees and their families, business partners and local communities during this difficult time. We are committed to doing our part to reduce the impact of COVID-19 in our communities,” said Corson.

Imperial, with a Canadian industry-leading debt-to-capital ratio and credit rating, over $1.7 billion of cash on hand at year-end 2019, low sustaining capital requirements and integration across its value chain, is well-positioned for the challenges presented in the current business environment.

“Imperial’s integrated business model and strong financial position provide resilience. The company is well-positioned to weather periods of market volatility, including reduced demand and low crude oil prices,” said Corson.

Contact:

Investor relations

(587) 476-4743

Media relations

(587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Cautionary statement: Statements of future events or conditions in this release, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, project, expect, future, continue, remain, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to continuing to demonstrate the company’s longstanding commitment to financial strength, capital and expense discipline and maximizing long term shareholder value; the focus on safe and reliable operations and health and safety; commitment to reducing impacts of COVID-19; being well-positioned for challenges in current business environment; the benefits from an integrated business model and strong financial position; and the review of spending plans.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; general market conditions; commodity prices and foreign exchange rates; production rates, growth and mix; project plans, timing, costs, technical evaluations and capacities; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets; the company’s ability to effectively execute on its business continuity plans; applicable laws and government policies and actions, including production curtailment and restrictions in response to COVID-19; financing sources and capital structure; and capital and environmental expenditures could differ materially depending on a number of factors. These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices; general economic conditions; transportation for accessing markets; political or regulatory events, including changes in law or government policy, including production curtailment and actions in response to COVID-19; currency exchange rates; availability and allocation of capital; availability and performance of third party service providers; unanticipated technical or operational difficulties; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; operational hazards and risks; cybersecurity incidents; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Reference to debt-to-capital ratio is the company’s debt, defined as the sum of Notes and loans payable and Long-term debt from the company’s Consolidated balance sheet, divided by capital, defined as the sum of debt and Total shareholders’ equity from the company’s Consolidated balance sheet. See Imperial’s most recent Annual Report on Form 10-K for more details.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.